As filed with the Securities and Exchange Commission on August 6, 1999
                                                      Registration No. 333-77715

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                              ---------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              ---------------------

                          SECURE COMPUTING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              ---------------------

          DELAWARE                           7371                   52-1637226
(STATE OR OTHER JURISDICTION          (PRIMARY STANDARD         (I.R.S. EMPLOYER
     OF INCORPORATION OR          INDUSTRIAL CLASSIFICATION      IDENTIFICATION
        ORGANIZATION)                    CODE NUMBER)                 NUMBER)


                          ONE ALMADEN BLVD., SUITE 400
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 918-6100
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                              ---------------------


                                  JOHN MCNULTY
                             CHIEF EXECUTIVE OFFICER
                          SECURE COMPUTING CORPORATION
                          ONE ALMADEN BLVD., SUITE 400
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 918-6100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                              ---------------------

                                   COPIES TO:
                             JEFFREY D. SAPER, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300

                              ---------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                             PROPOSED     PROPOSED
                                             MAXIMUM      MAXIMUM
TITLE OF EACH CLASS            AMOUNT        OFFERING    AGGREGATE    AMOUNT OF
 OF SECURITIES TO              TO BE          PRICE       OFFERING  REGISTRATION
   BE REGISTERED            REGISTERED(2)  PER SHARE(1)   PRICE(1)       FEE
================================================================================

Common Stock
   $0.01 par value....... 8,475,042 shares    $3.032    $25,696,327   $7,143.58
================================================================================
------------------
(1) These figures are estimates made solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on July 30, 1999 in accordance with Rule 457 under the Securities Act of 1933. Fee of $9719 was paid with the initial filing of this registration statement on May 4, 1999.
(2) Includes 8,475,042 shares of common stock which may be offered pursuant to this Registration Statement which have been issued or are issuable upon conversion of 4,150 shares of Series C convertible preferred stock and upon exercise of warrants to purchase up to 174,464 shares of common stock. The number of shares of common stock included in this Registration Statement is based on the sum of the number of shares subject to the warrants plus 607,182 shares of common stock held by the selling shareholders pursuant to prior conversions of the Series C Preferred Stock plus approximately 582% of the estimated number of shares of common stock issuable in connection with the conversion of the Series C preferred (based on an assumed conversion price of $3.617 which is the average closing bid price of the common stock reported on the Nasdaq National Market for the fifteen (15) consecutive trading days ended July 22, 1999).


                              ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED AUGUST [__], 1999


PROSPECTUS



                                8,475,042 SHARES


                          SECURE COMPUTING CORPORATION


                              ---------------------



                                  COMMON STOCK
                                ($0.01 PAR VALUE)



                              ---------------------




         The selling stockholders may sell up to 8,475,042 shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

         Our common stock is traded on the Nasdaq National Market under the symbol "SCUR." On August __, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $[____] per share.

 INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE [3].


                              ---------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              ---------------------


                    This prospectus is dated August ___, 1999

                                TABLE OF CONTENTS

                                                                            PAGE
SUMMARY........................................................................1

         PROSPECTUS............................................................1
         OFFICES AND PLACE OF INCORPORATION....................................1
         YOU CAN FIND MORE INFORMATION.........................................1


RECENT DEVELOPMENTS............................................................3

RISK FACTORS...................................................................3

         WE ARE EXPERIENCING OPERATING LOSSES AND MAY NOT ACHIEVE
         PROFITABILITY.........................................................3

         WE WILL LIKELY NEED ADDITIONAL FINANCING NEXT YEAR, AND MAY NOT BE ABLE
         TO OBTAIN THE FINANCING ON ATTRACTIVE TERMS, OR AT ALL................4

         DELAYS IN PURCHASES HAVE MATERIALLY REDUCED OUR REVENUES
         DURING 1999 AND WILL LIKELY CONTINUE TO REDUCE OUR REVENUES
         THROUGH THE END OF THIS YEAR..........................................4

         THE COMMON STOCK SOLD IN THIS OFFERING SIGNIFICANTLY
         INCREASES THE SUPPLY OF OUR COMMON STOCK ON THE PUBLIC
         MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE....................4

         OUR PREFERRED STOCK FINANCING HAS RESULTED IN SUBSTANTIAL
         DILUTION TO HOLDERS OF OUR COMMON STOCK...............................4

         SHORT SELLING OF OUR STOCK MAY FURTHER DEPRESS OUR STOCK
         PRICE.................................................................6

         IF WE FAIL TO COMPETE IN OUR HIGHLY COMPETITIVE MARKET, THEN
         OUR BUSINESS WILL FAIL................................................6

         DEMAND FOR OUR PRODUCTS COULD BE HARMED BY BUNDLING OF
         SECURITY PRODUCTS WITH OTHER PRODUCTS.................................6

         TECHNOLOGY IN THE ENTERPRISE NETWORK AND DATA SECURITY
         MARKETS IS CHANGING RAPIDLY, AND IF WE FAIL TO DEVELOP NEW
         PRODUCTS WHICH ARE WELL ACCEPTED, OUR MARKET SHARE WILL
         ERODE.................................................................6

         WE ARE DEPENDENT ON THE GROWTH OF THE INTERNET AND OTHER NETWORK
         INFRASTRUCTURE........................................................7

         OUR PRODUCT LINE IS NOT DIVERSIFIED, AND ANY DROP IN THE
         DEMAND FOR NETWORK AND DATA SECURITY PRODUCTS WOULD
         MATERIALLY HARM OUR BUSINESS..........................................7

         OUR QUARTERLY OPERATING RESULTS AND OUR STOCK PRICE ARE
         HIGHLY VOLATILE, WHICH MAY IMPAIR OUR ABILITY TO RAISE MONEY
         AND CAUSE OUR INVESTORS TO LOSE MONEY.................................7

         THE SALES CYCLE FOR OUR PRODUCTS IS LONG AND WE MAY INCUR
         SUBSTANTIAL EXPENSES FOR SALES THAT DO NOT OCCUR WHEN
         ANTICIPATED...........................................................8

         IF OUR PRODUCTS FAIL TO FUNCTION PROPERLY OR ARE NOT PROPERLY
         DESIGNED, WE MAY INCUR LIABILITY AND/OR SUFFER SIGNIFICANT
         HARM TO OUR BUSINESS AND REPUTATION...................................8

         IF WE BREACH OUR COVENANTS WE MAY BE REQUIRED TO REDEEM OUR
         SERIES C PREFERRED STOCK, AND WE CURRENTLY LACK SUFFICIENT
         FUNDS FOR REDEMPTION; WE MAY ALSO BE REQUIRED TO PAY
         PENALTIES WHICH WOULD MATERIALLY AFFECT OUR BUSINESS..................9

         A SIGNIFICANT DECLINE IN INTERNATIONAL MARKETS COULD
         MATERIALLY REDUCE OUR REVENUES AND OUR COLLECTIONS OF FOREIGN
         RECEIVABLES...........................................................9

         YEAR 2000 ISSUES ARE DELAYING CUSTOMER BUYING DECISIONS IN
         FISCAL 1999, WHICH IS SIGNIFICANTLY REDUCING OUR FISCAL 1999
         BUSINESS; OTHER YEAR 2000 ISSUES COULD ALSO HARM OUR
         BUSINESS.............................................................10

         IF WE FAIL TO ADEQUATELY MANAGE OUR RECEIVABLES OUR CASH FLOW
         MAY SUFFER...........................................................11

         ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS, DELAWARE
         LAW, AND OUR AGREEMENTS WITH THE HOLDERS OF OUR SERIES C
         PREFERRED STOCK COULD DISCOURAGE A TAKEOVER OR FUTURE
         FINANCING............................................................11

         UNANTICIPATED COSTS AND DISALLOWANCE OF COSTS UNDER OUR
         GOVERNMENT CONTRACTS MAY HARM OUR BUSINESS...........................12

         THE ABILITY TO ATTRACT AND RETAIN HIGHLY QUALIFIED PERSONNEL
         TO DEVELOP OUR PRODUCTS AND MANAGE OUR BUSINESS IS EXTREMELY
         IMPORTANT AND OUR FAILURE TO DO SO COULD HARM OUR BUSINESS...........12

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS....................12

LEGAL PROCEEDINGS.............................................................13


SELLING STOCKHOLDERS..........................................................14

PLAN OF DISTRIBUTION..........................................................18

LEGAL MATTERS.................................................................19


EXPERTS.......................................................................19

                                     SUMMARY

PROSPECTUS


         This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may, from time to time, sell shares of common stock of Secure Computing Corporation described in this prospectus in one or more offerings up to a total of 8,475,042 shares.


OFFICES AND PLACE OF INCORPORATION


         Secure Computing Corporation makes and sells a comprehensive line of products designed to control access to and provide security for computer networks. These products include firewalls which restrict access to and across networks, authentication devices which facilitate secure internet and other electronic communication and commercial transactions, web filters which limit access to certain internet sites, and professional consulting services relating to network security. Our principal executive offices are located at One Almaden Blvd., Suite 400, San Jose, California 95113. Our telephone number is (408) 918-6100.


YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

         The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:


         *        Annual Report on Form 10-K for the fiscal year ended December
                  31, 1998,

         *        Quarterly Report on Form 10-Q for the quarter ended March 31,
                  1999


         * The description of our common stock contained in Form 8-A filed with the Commission on August 8, 1997, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Chief Financial Officer
         Secure Computing Corporation
         One Almaden Blvd., Suite 400
         San Jose, California 95113
         (408) 918-6100

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               RECENT DEVELOPMENTS

         On June 30, 1999, Jeffrey Waxman, our Chairman and Chief Executive Officer, Christine Hughes, our Senior Vice President of Worldwide Marketing and Business Development, and Betsy Atkins, a member of the Board of Directors, resigned from their positions. On July 1, 1999, John McNulty, 52, our President and Chief Operating Officer, assumed the positions held by Mr. Waxman. Mr. McNulty first joined us as President and Chief Operating Officer on May 3, 1999. From 1997 until joining us, he served as Senior Vice President Sales, Services, and Business Development at Genesys Telecommunications Laboratories, a leading independent software company in the computer telephony integration environment. Mr. McNulty was also previously with Intel Corporation, the leading semiconductor manufacturer, where he held a number of positions, including Director of Marketing and Business Development for the Enterprise Server Group, which he launched.

         On July 6, 1999, we announced the appointment of Carr Biggerstaff, 43, as Senior Vice President of Marketing, Business Development and Strategic and Product Planning. From 1997 to February, 1999 Mr. Biggerstaff was the Chief Information Officer and Vice President of Strategic Programs at Genesys Telecommunications Laboratories, responsible for partner and analyst relationships including co-development with strategic partners. He holds a BA from Duke University, and an MBA from the University of Texas at Austin.

         On July 20 we announced a second quarter net loss of $19.7 million or $1.11 per share. Excluding significant charges in the quarter, the loss was $7.9 million, or $0.45 per share, on revenues of $5.5 million, compared to net income of $970,000 or $0.60 per share, on revenues of $14.5 million in the same quarter last year. Included in these results are expense charges relating to product line rationalization, refocusing of the company on enabling e-commerce and streamlining the company's executive management structure.


                                  RISK FACTORS

         You should carefully consider the following risks, together with the discussion under "Special Note Regarding Forward-Looking Statements" and other information contained in this prospectus before making an investment decision. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose all or a part of your investment.

WE ARE EXPERIENCING OPERATING LOSSES AND MAY NOT ACHIEVE PROFITABILITY.

         We have incurred losses in the past and we incurred a sizeable loss for our quarter ended June 30, 1999 (see "Recent Developments") and expect that we will continue to incur losses for at least the next two quarters. We may continue to incur losses thereafter. If these losses continue, our stock price may continue to decline, which could cause you to lose part or all of your investment.

WE WILL LIKELY NEED ADDITIONAL FINANCING NEXT YEAR, AND MAY NOT BE ABLE TO OBTAIN THE FINANCING ON ATTRACTIVE TERMS, OR AT ALL.

         Our cash and working capital balances have been declining in recent quarters, and we expect this decline to continue for the immediate future. Based on our current cash flows, we expect that we will need additional financing next year in order to continue operations. We cannot assure investors that we will be able to obtain financing on satisfactory terms, or at all. Our failure to obtain financing could result in our insolvency and the loss to investors of their entire investment in our common stock.

DELAYS IN PURCHASES HAVE MATERIALLY REDUCED OUR REVENUES DURING 1999 AND WILL LIKELY CONTINUE TO REDUCE OUR REVENUES THROUGH THE END OF THIS YEAR.

         In recent months we have experienced delays in customer purchasing decisions. In the government sector these delays relate to the recent conflict in Kosovo. In the private sector the delays result from year 2000 compliance concerns and lengthening of the sales cycle resulting from increases in enterprise-wide transactions, which typically involve complex sales of bundled security products. We believe that these delays, particularly year 2000 related delays, will continue to adversely affect our revenues for the balance of this year, but we have not been able to determine the extent of this reduction in revenues.

THE COMMON STOCK SOLD IN THIS OFFERING SIGNIFICANTLY INCREASES THE SUPPLY OF OUR COMMON STOCK ON THE PUBLIC MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

         This prospectus relates to shares of common stock issuable on the conversion of our Series C preferred stock and upon the exercise of the warrants for common stock which were issued to the holders of the Series C preferred stock. The conversion of the Series C preferred stock and sale into the public market could materially adversely affect the market price of the common stock. Substantially all of the shares of our common stock are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part is declared effective, all shares of common stock offered hereby will be eligible for immediate and unrestricted resale into the public market. The presence of these additional shares of common stock in the public market may further depress the stock price.

OUR PREFERRED STOCK FINANCING HAS RESULTED IN SUBSTANTIAL DILUTION TO HOLDERS OF OUR COMMON STOCK.

         The agreements with the purchasers of the Series C preferred stock and warrants contain terms and covenants that could result in substantial dilution to our stockholders. For so long as our common stock trades at a price less than $19.0035 per share, then the Series C preferred stock will be convertible into shares of our common stock at variable rates based on the trading prices of the common stock. Specifically, if the common stock trades below the fixed conversion price of $19.0035 then the Series C preferred stock converts to common stock at a price equal to the lower of (1) the average closing bid price for the five trading days prior to the date of conversion and (2) the average closing bid price for the fifteen trading days immediately prior to the date of conversion. The number of shares of common stock that may ultimately be issued upon conversion is therefore presently indeterminable, but will increase as the price of our stock drops. This would in turn place additional downward pressure on the price of our stock. A downward spiral of the price of our stock could result in the loss of all of your investment.

         Based on the average closing bid price $3.617 for the fifteen trading days ended July 22, 1999, and a conversion on the following day, July 23, 1999 of all of the 4,150 shares of Series C preferred stock then outstanding and the exercise of outstanding warrants to purchase 174,464 shares of our common stock, we would issue 1,321,824 shares of common stock. These shares would then constitute 5.97% of the outstanding shares of common stock.

         The following table sets forth the number of shares of common stock issuable upon conversion of the outstanding Series C preferred stock and percentage ownership that each represents assuming:

         * the market price of the common stock is 25%, 50%, 75% and 100% of the market price of the common stock on July 23, 1999, which was $3.063 per share at the close of trading;

         * the variable conversion price feature of the preferred stock that was in effect;

         * the maximum conversion prices of the preferred stock was not adjusted as provided in our certificate of incorporation or the amount of shares issuable is otherwise limited by the transaction agreements; and

         * excludes shares issuable in respect of any default amounts.

          Percent of          Common Stock       Shares Underlying %/(2)/
         Market Price        Issuable /(1)/

          25% ($.766)          5,417,755                  20.7%

          50% ($1.532)         2,708,877                  11.5%

          75% ($2.297)         1,806,704                   8.0%

         100% ($3.063)         1,354,881                   6.1%

         /(1)/ On July 23, 1999, there were 20,807,414 shares of common stock and 4,150 shares of Series C Preferred Stock outstanding.
         /(2)/ Limitations in the transaction agreements and the certificate of incorporation preclude these levels of beneficial ownership from being achieved.

         In addition, the foregoing conversion price of the Series C preferred stock is subject to adjustment upon the occurrence of certain events, including stock splits and distributions, or announcement by us that we intend to engage in a change of control transaction or if there is announced a tender offer, exchange offer or other transaction to purchase 50% or more of our stock. The conversion price of the Series C preferred stock is subject to adjustment if we fail to comply in a timely manner with certain covenants to register, and keep effective a registration statement respecting, the common stock issued or issuable to the holders of the Series C preferred stock, and to keep such shares listed on the New York Stock Exchange or American Stock Exchange or quoted on NASDAQ's National Market or Small Cap Market. (See "Selling Shareholders - Terms of Series C stock and warrants.")

SHORT SELLING OF OUR STOCK MAY FURTHER DEPRESS OUR STOCK PRICE.

         The significant downward pressure on our stock price as a result of the conversion of Series C preferred stock and the sale of material amounts of the common stock could encourage short sales of our stock. Short sales could place further downward pressure on the price of our common stock.

IF WE FAIL TO COMPETE IN OUR HIGHLY COMPETITIVE MARKET, THEN OUR BUSINESS WILL FAIL.

         Our principal products are enterprise network and data security products. The market for these products is highly competitive and changes rapidly. If we do not compete effectively or if we experience an increase in competition, we may experience price pressure, reduced margins and a loss of market share. Any reduction in our gross margins resulting from competitive factors could materially harm our business.

         Many of our competitors and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we have. As a result, they may be able to leverage an installed customer base and/or other existing or future enterprise-wide products, adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. Our potential competitors could in the future include developers of operating systems or network suppliers not currently offering competitive enterprise-wide security products including Microsoft Corporation, Sun Microsystems, Inc., Lucent Technologies, Inc., Nortel Networks, 3Com Corporation, Cisco Systems, Inc. and Novell, Inc. Ultimately, the market for enterprise network and data security products may be dominated by approaches other than ours.

         Our most significant competitors include ActivCard S.A., Axent Technologies Ltd., CheckPoint Software Technologies Ltd., Network Associates, Inc., and Security Dynamics Technologies, Inc.

DEMAND FOR OUR PRODUCTS COULD BE HARMED BY BUNDLING OF SECURITY PRODUCTS WITH OTHER PRODUCTS.

         In the future, vendors of hardware and of operating system or other software may continue to enhance their products or bundle separate products to include functions that are currently provided primarily by network security software. If network security functions become standard features of computer hardware or of operating system software or other software, our products may become obsolete and unmarketable, particularly if the quality of such network security features was comparable to that of our products. Furthermore, even if the network security and/or management functions provided as standard features by hardware providers or operating systems or other software is more limited than that of our products, our customers might accept such functionality in lieu of purchasing additional software. Our business would suffer materially if we were then unable to develop new network security and management products to further enhance operating systems or other software and to replace any obsolete products.

TECHNOLOGY IN THE ENTERPRISE NETWORK AND DATA SECURITY MARKETS IS CHANGING RAPIDLY, AND IF WE FAIL TO DEVELOP NEW PRODUCTS WHICH ARE WELL ACCEPTED, OUR MARKET SHARE WILL ERODE.

         To compete successfully we must enhance our existing products and develop and introduce new products in a timely manner. If we fail to introduce new products on a timely basis, our business and results of operations could be adversely affected. The rate of new network and data security product introductions is substantial, and security products have relatively short product life cycles. Our customer requirements and preferences change rapidly. If the market adopts as industry standards solutions other than those employed by us, our sales and business will be harmed. In addition, a portion of our basic research efforts are funded by government contracts. If those contracts are terminated for any reason, it could reduce our new product stream, which could have an adverse effect on our results of operations.

WE ARE DEPENDENT ON THE GROWTH OF THE INTERNET AND OTHER NETWORK INFRASTRUCTURE.


         Our sales also depend upon a robust industry and infrastructure for providing access to public switched networks, such as the Internet. If the infrastructure or complementary products necessary to make these networks into viable commercial marketplaces are not developed, or, if developed, these networks do not become and continue to be viable commercial marketplaces, our sales could suffer.


OUR PRODUCT LINE IS NOT DIVERSIFIED, AND ANY DROP IN THE DEMAND FOR NETWORK AND DATA SECURITY PRODUCTS WOULD MATERIALLY HARM OUR BUSINESS.


         Substantially all of our revenue comes from sales of enterprise network and data security products, and related services and we expect this will continue for the foreseeable future. As a result, if for any reason our sales of these products and services are impeded, or we face difficulties or delay in diversifying our product offerings to lessen our dependency on those products, it could have an adverse effect on our business and results of operations.


OUR QUARTERLY OPERATING RESULTS AND OUR STOCK PRICE ARE HIGHLY VOLATILE, WHICH MAY IMPAIR OUR ABILITY TO RAISE MONEY AND CAUSE OUR INVESTORS TO LOSE MONEY.

         The price of our common stock, like that of many technology companies, has fluctuated widely. In addition, our revenues and operating results have fluctuated significantly from period to period, which tends to increase the volatility of our common stock price. We expect that our quarterly results will continue to fluctuate significantly. Fluctuation in our results and stock price may cause our investors to lose money and impair our ability to raise additional capital.

Factors that may affect stock price volatility include:

*        Unexpected fluctuations in operating results;

* announcements of technological innovations or new products by us or our competitors;

* developments with respect to our patents or other proprietary rights or those of our competitors;

*        general market conditions in the network security industry; and

*        analyst reports and media stories;


         Quarterly revenues and operating results depend on the volume and timing of orders received, which may be affected by large individual transactions and which sometimes are difficult to predict. Historically we have recognized a substantial portion of our license revenues in the last week of each quarter. This increases our uncertainty about the results of any given quarter. Our quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or enhancement of products by us or our competitors, the size, timing and shipment of individual orders, market acceptance of new products, changes in our operating expenses, personnel changes, mix of products sold, changes in product pricing, development of our direct and indirect distribution channels and general economic conditions.

THE SALES CYCLE FOR OUR PRODUCTS IS LONG AND WE MAY INCUR SUBSTANTIAL EXPENSES FOR SALES THAT DO NOT OCCUR WHEN ANTICIPATED.

         Sales of our products generally involve a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. For these and other reasons, the sales cycle for our products is typically lengthy and subject to a number of significant risks over which we have little or no control. We are often required to ship products shortly after we receive orders and consequently, order backlog at the beginning of any period has in the past represented only a small portion of that period's expected revenue. As a result, our product revenue in any period is substantially dependent on orders booked and shipped in that period. We typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. If revenue falls significantly below anticipated levels, our business would be seriously harmed. In addition, our operating expenses are based on anticipated revenue levels and a high percentage of our expenses are generally fixed in the short term. Based on these factors, a small fluctuation in the timing of sales can cause operating results to vary significantly from period to period. Recently, we have experienced a lengthening of our sales cycle as a consequence of increases in enterprise-wide transactions. We believe that this extension of the sales cycle is caused by an increase in enterprise-wide purchasing involving extensive bundling of security products.

IF OUR PRODUCTS FAIL TO FUNCTION PROPERLY OR ARE NOT PROPERLY DESIGNED, WE MAY INCUR LIABILITY AND/OR SUFFER SIGNIFICANT HARM TO OUR BUSINESS AND REPUTATION.

         Our customers rely on our information security products to prevent unauthorized access to their networks and data transmissions. These customers include major financial institutions, defense related government agencies protecting national security information, and other large organizations. These customers use our products to protect confidential business information with commercial value far in excess of our net worth. Therefore, if our products malfunction or are not properly designed we could face tort or warranty claims, which may exceed our ability to pay. We seek to reduce the risk of these losses by attempting to negotiate warranty disclaimers and liability limitation clauses in our sales agreements and by maintaining product liability insurance. However, these measures may ultimately prove ineffective in limiting our liability for damages.

         In addition to any monetary liability for the failure of our products, the market's perception of our products and business and our business and results of operations could be harmed by an actual or perceived breach of enterprise network or data security at one of our customers, regardless of whether that breach is attributable to our products.

         We also face the more general risk of bugs and other errors in our software. Software products often contain undetected errors or bugs when first introduced or as new versions are released, and software products or media may contain undetected viruses. Errors or bugs may also be present in software licensed by us from third parties and incorporated into our products. Errors, bugs or viruses in our products may result in loss of or delay in market acceptance, recalls of hardware products incorporating the software or loss of data. Delays or difficulties associated with new product introductions or product enhancements could seriously harm our business.


IF WE BREACH OUR COVENANTS WE MAY BE REQUIRED TO REDEEM OUR SERIES C PREFERRED STOCK, AND WE CURRENTLY LACK SUFFICIENT FUNDS FOR REDEMPTION; WE MAY ALSO BE REQUIRED TO PAY PENALTIES WHICH WOULD MATERIALLY AFFECT OUR BUSINESS.

         In June 1998, we raised $16.0 million by issuing a newly designated Series C convertible preferred stock. The Series C preferred stock is convertible into shares of our common stock based on the trading prices of the common stock.

         The financing agreements pursuant to which the Series C preferred stock was issued also include penalty provisions that are triggered if we fail to satisfy certain obligations. In particular, the holders of the Series C preferred stock shall have the right to require us to redeem all or any portion of the Series C preferred stock at a price equal to the greater of:

* 125% of the $1,000 stated price of each share of Series C preferred stock; and

* an amount determined by dividing the stated price by the conversion price ($3.617, assuming conversion on July 23, 1999) and multiplying the resulting amount by the average closing bid price for the common stock on the five days preceding the date of redemption (or $3.719, assuming redemption on July 23, 1999).

         These redemption obligations arise upon certain events, including breach by us of representations and warranties and covenants, including the failure to maintain the effectiveness of the registration statement covering the common stock issuable upon conversion of the Series C preferred stock. If the holders of Series C preferred stock become entitled to have their Series C preferred stock redeemed, we may not be able to fund that redemption, and even if funding is available, the substantial payment required to fund that redemption could have an adverse effect on our business and financial condition. In addition, if we fail to pay a redemption amount when due, we may become obligated to pay a default premium at a rate of 24% per annum, and may be subject to additional dilution which would require us to issue up to twice the number of shares of common stock otherwise issuable (see "Selling Shareholders - Terms of Series C preferred stock and warrants").

A SIGNIFICANT DECLINE IN INTERNATIONAL MARKETS COULD MATERIALLY REDUCE OUR REVENUES AND OUR COLLECTIONS OF FOREIGN RECEIVABLES.

         International sales are a substantial portion of our business. Although almost all of our sales are payable in U.S. dollars, a severe economic decline in one of our major foreign markets, or any substantial decline in the exchange rate for foreign currencies with respect to the United States Dollar, could make it difficult for customers from those countries to purchase our products and services, or pay us for obligations already incurred. A substantial decline in our international sales or collections could have an adverse effect on our operations and financial condition. In 1998, twenty-nine percent (29%) of our total product and services sales came from international sales. Of this 29%, Japan and Sweden accounted for the largest sources of foreign sales. A very large drop in our sales or collections of accounts receivable in these specific countries as a result of recession or other economic or political disturbances or otherwise, would likely cause harm to our business.

         In addition, we face a number of general risks inherent in doing business in international markets, including, among others:

         * unexpected changes in regulatory requirements, including taxation;


         *        export controls relating to encryption technology;


         *        changing economic conditions; and

         *        longer collection cycles.

         None of the foregoing general risks have materially affected our business to date. It is difficult to predict the future impact of these risks on our business, but these and other factors could have a material impact on our business.

YEAR 2000 ISSUES ARE DELAYING CUSTOMER BUYING DECISIONS IN FISCAL 1999, WHICH IS SIGNIFICANTLY REDUCING OUR FISCAL 1999 BUSINESS; OTHER YEAR 2000 ISSUES COULD ALSO HARM OUR BUSINESS.


         The following information constitutes a "Year 2000 Readiness Disclosure" for purposes of the Year 2000 Information and Readiness Disclosure Act.

         Many currently installed computer systems and software products are programmed to use only two digit dates rather than four. This could result in system and processing failures of date-related data because computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than 2000. We believe that our products and systems sold after December 31, 1998 are Year 2000 compliant. We have completed preparation and testing of our products and systems, and have verified compliance of third party computer software that we use. However, we have not verified Year 2000 compliance of certain semiconductors embedded in other (third-party) equipment that we use, nor have we established the costs and risks associated with such external equipment.


         Failure of this third-party equipment to operate properly with regard to the Year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, operating results and financial condition. The business, operating results and financial condition of our customers could be adversely affected to the extent that they utilize third-party software and other products which are not Year 2000 compliant.

         Further, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by us, which could have an adverse effect on our business and results of operations. In addition, we believe that certain customers or potential customers who have undertaken Year 2000 compliance programs are now delaying additional software purchases in order to insure that all systems will remain Year 2000 compliant on January 1, 2000. We further believe that these delays are materially reducing our sales in the current year. Over the last few months it has become apparent that a significant number of enterprise networks will make no additional purchases of network security software until after January 1, 2000.

IF WE FAIL TO ADEQUATELY MANAGE OUR RECEIVABLES OUR CASH FLOW MAY SUFFER

         Because the timing of our revenues is difficult to predict, and our expenses are often difficult to reduce in the short run, management of our cash flows is very important to us. In recent quarters the time for collection of receivables from our customers has increased significantly. Although our management provides a reserves for bad debts, this reserve may not accurately reflect subsequent credit write-offs which could have an adverse effect on our financial condition and operating results.

         In addition, collection cycles for sales to resellers and distributors are generally longer than for other sales. Therefore, if our sales to resellers and distributors increase as a percentage of our total revenue, our days sales outstanding may increase.

         We have taken and may from time to time take various forms of action to manage our receivables, including selling our receivables at a discount and granting customer discounts.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS, DELAWARE LAW, AND OUR AGREEMENTS WITH THE HOLDERS OF OUR SERIES C PREFERRED STOCK COULD DISCOURAGE A TAKEOVER OR FUTURE FINANCING

         The terms of our Certificate of Incorporation and Share Rights Agreement permit our Board of Directors to issue up to 2,000,000 shares of preferred stock and determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Further, certain provisions of Delaware law, our Certificate of Incorporation and Bylaws, such as a classified board and limitations on the ability of shareholders to call special meetings, and certain provisions of our Share Rights Agreement could delay or make more difficult a merger, tender offer, proxy contest or other takeover attempts.

         Our agreements with the purchasers of the Series C preferred stock contain covenants that could impair our ability to engage in various corporate transactions in the future, including financing transactions and certain transactions involving a change-in-control or acquisition of us, or that could otherwise disadvantage us and the holders of our common stock. In particular, any "leveraged buy-out," and certain consolidations, mergers or other business combinations with or into another entity that has a trading volume equal to less than 90% of our average daily trading volume over a specified 90-day period, will give rise to a right of redemption in the holders of the Series C preferred stock. These provisions may make an acquisition of us more difficult and expensive and could discourage some potential acquirers. Covenants we made in connection with the issuance of the Series C preferred stock may also limit our ability to obtain additional financing by, for example, providing the holders of Series C preferred stock certain rights of first offer. In addition, protective provisions in the Certificate of Designation prohibit us, without the consent of holders of two-thirds of the outstanding Series C preferred stock, from:

         *        increasing our authorized preferred stock,

         * issuing securities with a liquidation preference which is senior to or pari-passu with the Series C preferred stock (other than debt securities which are not convertible into or exchangeable for common stock or any other equity or convertible security), or

         * creating any new class or series of capital stock having a liquidation preference senior to or pari-passu with the Series C preferred stock.

UNANTICIPATED COSTS AND DISALLOWANCE OF COSTS UNDER OUR GOVERNMENT CONTRACTS MAY HARM OUR BUSINESS.

Under our government contracts, we bear the risk that increased or unexpected costs of our services may reduce the amount of our fee. Any material unanticipated costs could therefore harm our business. In addition, recoverable expenses previously billed by us are subject to review and audit by the Defense Contract Audit Agency. The Defense Contract Audit Agency could disallow the costs claimed by us under our contracts, which could have an adverse effect on our business. We have not previously experienced any material disallowance of costs respecting our government contracts.

THE ABILITY TO ATTRACT AND RETAIN HIGHLY QUALIFIED PERSONNEL TO DEVELOP OUR PRODUCTS AND MANAGE OUR BUSINESS IS EXTREMELY IMPORTANT AND OUR FAILURE TO DO SO COULD HARM OUR BUSINESS.

         We believe our success depends significantly upon a number of key technical and management employees. We may be unable to achieve our revenue and operating performance objectives unless we can attract and retain technically qualified and highly skilled engineers, sales, consulting, technical, marketing and management personnel. These personnel are particularly important to our research and development efforts, and to our growing professional service business, where we employ a large number of technical personnel holding advanced degrees and special professional certification. Competition for such personnel is intense and we expect it to remain so for the foreseeable future. We may not be successful in retaining our existing key personnel and in attracting and retaining the personnel we require. Our failure to retain and increase our key employee population could harm our business and results of operations.


            SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Risk Factors," and Legal Proceedings" and elsewhere in this prospectus are forward-looking statements. These statements relate to future events or our future product development or financial performance. In some cases you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms and other comparable terminology. These statements reflect only management's current expectations. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements contained in this prospectus to reflect any future events or developments.

                                LEGAL PROCEEDINGS


         On April 2, 9, 12, 14 and 20, 1999, purported class action complaints were filed in the United States District Court for the Northern District of California by Myron Goldstein, Herbert Silverberg, William Preiner, Charles McInnis, and George H. Rosenquist and Melvin Freedenberg, respectively, against Secure Computing Corporation, and its present or former officers Jeffrey Waxman, Timothy McGurran, Patrick Regester, Gary Taggart, Howard Smith and Christine Hughes. Each complaint alleges that defendants made false and misleading statements about our business condition and prospects during a purported class period of November 10, 1998 - March 31, 1999, and asserts claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5. Each complaint seeks damages of an unspecified amount.

         There has been no discovery to date and no trial is scheduled in any of these actions. We believe that we have meritorious defenses to these actions and intend to defend them vigorously. However, if we do not obtain a favorable resolution of the claims set forth in the actions it could have a material adverse effect on our business, results of operations and financial condition. We are currently unable to reasonably estimate the size or impact of such material adverse effect.

         On August 26, 1998, a purported class action complaint was filed in the Delaware Chancery Court in and for New Castle County by Rosalyn Golaine against Secure Computing Corporation, our former Chairman and Chief Executive Officer Jeffrey Waxman, our Chief Financial Officer Timothy McGurran, and present or former directors Betsy Atkins,Robert Frankenberg, Stephen Puricelli, Eric Rundquist and Dennis Shaughnessy. The complaint alleged that the provisions of the July 24, 1997 Shareholder Rights Plan permitting only those directors who voted for the Rights Plan (or their designated successors) to redeem the rights granted therein, violated Delaware law. The complaint sought injunctive relief and damages of an unspecified amount. After the Golaine action was filed, we amended the Shareholder Rights Plan, thereby rendering moot the injunctive relief requested. On June 8, 1999, the court approved a settlement of the Golaine action requiring us to pay $100,000 in attorney fees and the costs of notifying the class of the proposed settlement. The $100,000 payment was entirely covered by insurance.

                              SELLING STOCKHOLDERS


         The selling stockholders received or will receive the shares offered by this prospectus upon conversion of shares of our Series C preferred stock or exercise of warrants to purchase common stock.

TERMS OF SERIES C PREFERRED STOCK AND WARRANTS

         On June 30, 1998, we sold 16,000 shares of newly issued Series C convertible preferred stock for an aggregate of $16 million to two investors, Marshall Capital Management, Inc., an affiliate of investment bank Credit Suisse First Boston, and CC Investments, LDC, an affiliate of Castle Creek Partners, a Chicago-based private investment partnership. In connection with the investment we also issued to the investors warrants to acquire 174,464 shares of our common stock.

         The Series C preferred stock is convertible at the election of the holder into shares of common stock. Each share of Series C preferred stock, which has a face value of $1,000, is convertible into the number of shares of our common stock which may be purchased for face value at a per share price equal to the lower of (i) the average of the closing bid prices for our common stock for the five trading days immediately prior to the date of conversion,
(ii) the average of the closing bid prices for our common stock for the fifteen trading days immediately prior to the date of the conversion and (iii) a fixed conversion price of $19.0035 per share.

         The conversion price of the Series C preferred stock is subject to modification and adjustment. For example, in addition to adjustment for stock splits and distributions,the Series C conversion price is subject to adjustment upon the public announcement by Secure Computing Corporation that it intends to engage in a change of control transaction or any person, group or entity publicly announces a tender offer, exchange offer or other transaction to purchase 50% or more of our common stock, then the conversion price shall be the lower of the average closing bid price for our common stock on the five trading days immediately preceeding the announcement date and the conversion price that would otherwise apply.

         Under the terms of the Certificate of Designation for the Series C preferred stock, if we fail to deliver certificates representing the shares of common stock issuable on conversion to the selling shareholders within seven business days of the date due (generally three trading days following receipt of the conversion notice), then we will be obligated to pay the selling stockholders a default interest penalty equal to 24% of the face value of the shares of Series C preferred stock specified in the conversion notice. In addition, if by the tenth business day following the due date for delivery of the certificated shares the certificate has not been delivered, then the selling stockholder may withdraw its conversion notice at any time and the conversion price then in effect with respect to the number of shares of Series C preferred stock would be reduced by 1% for each day beyond such tenth business day that the failure to deliver a certificate continued, up to a maximum of 50%.

         The Series C preferred stock has a liquidation preference equal to the face value, and is senior to our Series A and Series B convertible preferred stock in respect of the right to receive dividend payments and liquidation preferences.

Redemption provisions

         The Series C preferred stock is also subject to redemption at a premium: (1) at the request of the holders upon the occurrence of certain events, such as certain specified business combinations involving us or our subsidiaries, or (2) at our request if, during any period of twenty (20) consecutive trading days, the average closing bid price for our common stock is less than $5.00.

         The redemption price that we must pay upon a redemption request by the selling stockholders is equal to the greater of (1) 125% of the face value of the Series C preferred stock being redeemed and (2) an amount equal to the face value of the Series C preferred stock divided by the conversion price in effect on the redemption date, and multiplied by the average closing bid price for the common stock on the five trading days immediately preceding the redemption date.

         In the case of a redemption by us, the redemption price will be the face value of the Series C preferred stock held by the selling stockholders, plus an amount equal to an annual rate of return of 13% on the face amount. If we fail to pay the redemption price when requested by the selling stockholders, we may be required to pay interest to the selling shareholders at the default rate of 24% per year. If we fail to pay the redemption price within ten business days of the date requested, the selling shareholders may require us by written notice to immediately issue, in lieu of the redemption price, a number of shares of our common stock equal to the redemption price divided by the conversion price then in effect. In addition, the conversion price is reduced one percent per day for each day beyond the tenth business day in which our failure to pay continues, up to a reduction of 50%.

Warrants

         The warrants may be exercised until the earlier to occur of: (i) June 29, 2001 and (ii) our consolidation, merger or other business combination with or into another entity pursuant to which we are not the surviving company. The exercise price for our common stock related to the warrants is 130% of the average of the closing bid prices for our common stock on the 15 trading days occurring immediately prior to June 30, 1998, or $11.9223 per share. The number of shares of common stock issuable under the warrants is subject to adjustment for stock dividends, recapitalization or reclassification of our common stock, and distributions or dividends (other than from earned surplus or net profits). In addition, in the event of a merger or consolidation, sale of all or substantially all of our assets, or a similar event, the holders of the warrants shall be entitled to exercise the warrants in exchange for the class and type of securities or other assets received for the common stock.

Registration requirement

         We are required to file with the Securities and Exchange Commission a "shelf" registration statement such as the one filed with this prospectus covering the resale of all shares of our common stock issuable upon conversion of the Series C preferred stock and upon exercise of the warrants. Under the terms of the Registration Rights Agreement between us and the selling stockholders, we are required to register additional common shares. Specifically, in the event that during any three consecutive trading days for our common stock, the number of shares available for sale under the registration statement is less than 175% of the number of shares of common stock then issuable, then we must amend the registration or file a new registration statement covering at least 200% of the common stock then issuable. The amendment or new registration must be filed within ten days of the end of the three day period.

         If (1) the sale of common stock issued pursuant to conversion of the Series C preferred stock or exercise of the warrants cannot be made by the selling stockholders under an effective registration statement for any reason not within the exclusive control of the selling stockholders, or (2) our common stock is not included for quotation on the Nasdaq National Market or Nasdaq Small Cap Market or listed on the New York Stock Exchange or American Stock Exchange, then until these circumstances are no longer in effect we must pay the selling stockholders an amount equal to 1.5% per month times the face value of their Series C preferred stock ($1000 per share). In addition, for a period of 22 trading days following the cessation of the circumstances described in items
(1) and (2) of this paragraph, the fixed component of the conversion formula for the Series C preferred shares (currently $19.0035) will be reduced to the lower of (a) the lowest conversion price during the period in which these sales could not be made or our common stock was not so quoted or listed, and (b) $19.0035.

HOLDINGS OF SELLING SHAREHOLDERS

         The following table sets forth the aggregate number of shares of common stock held by each selling stockholder and offered by each selling stockholder and the percentage of all shares of common stock held by the selling stockholder after giving effect to the offering (based on 20,807,414 shares of common stock outstanding as of July 23, 1999). The share numbers set forth in the table below include an aggregate of 174,464 shares of common issuable upon the exercise price of the warrants held by the selling stockholders, and an estimated 1,147,360 shares issuable upon conversion of the shares of Series C preferred stock held by the selling stockholders. The estimated number of shares issuable upon conversion of the shares of Series C preferred stock is based on an estimated conversion price of $3.617 per share of common stock, which would have been the applicable conversion price of the Series C preferred stock had all shares of Series C preferred been converted into common stock on July 23, 1999. (The estimated conversion price is based on the lower of: (a) of the average closing bid price for the common stock on the Nasdaq National Market for the five (5) trading day period ended July 22, 1999, and (b) the average of the closing bid prices for the common stock for the fifteen (15) day period ended July 22, 1999). The actual number of shares of common stock issuable upon conversion of Series C preferred stock currently is indeterminable, is subject to adjustment and could be materially less or more than the estimated number depending on factors which we cannot predict at this time, including, among other factors, the future market price of our common stock. Other than their ownership of our securities, none of the selling stockholders has had any material relationship with us within the past three years. Because of the possibility of antidilution adjustments to the conversion price of the preferred stock (which is based on the market price of the common stock), or that the number of shares of common stock outstanding increases due to a stock split or dividend, the number of shares of common stock issuable upon the conversion or exercise is indeterminate.


                                                     PERCENT OF
                                                     OUTSTANDING                           PERCENT OF
                           NUMBER OF SHARES          COMMON STOCK                          OUTSTANDING
                             OWNED IF ALL           REPRESENTED BY        NUMBER OF          COMMON
NAME OF SELLING           ACQUISITION RIGHTS      SHARE IN PREVIOUS        SHARES          STOCK OWNED
STOCKHOLDER                ARE EXERCISED(1)            COLUMN(1)         OFFERED(2)        AFTER OFFER
---------------           ------------------      -----------------      ----------        -----------
Marshall Capital
Management, Inc.               707,593(3)               3.3%                707,593             *

CC Investments, LDC          1,221,413(4)               5.7%              1,221,413             *


-----------------------------
(*)      Less than 1%.


1. The shares of common stock included in this column include shares of common stock currently owned by the selling stockholders, as well as all shares of common stock issuable on exercise of the warrants and upon conversion of the Series C preferred shares held by the selling stockholders assuming conversion at $3.617, the conversion price on July 23, 1999. However, under the terms of the Series C preferred stock and the warrants, no holder can convert any portion of the Series C preferred stock or exercise any warrants if the conversion or exercise would increase that holder's beneficial ownership of common stock to an amount in excess of 4.99% of the amount of common stock outstanding at the time of such conversion or exercise. Accordingly, each selling stockholder disclaims beneficial ownership of any amount of common stock in excess of 4.99% of the amount of common stock outstanding at any time by virtue of its ownership of the Series C preferred stock and warrants. In order to stay within this 4.99% limit, the selling stockholders may be required to sell shares of common stock prior to exercising some of the warrants or converting some of the Series C preferred stock.
2. To help insure our compliance with the registration rights agreement we have chosen to register for resale by the selling shareholders 8,475,042 shares of our common stock. If the warrants were exercised in full and all of the Series C preferred stock was converted at the conversion price of $3.617 prevailing as of July 23, 1999, only 1,321,824 shares of common stock would be issued and available for resale under this prospectus. However, we cannot determine the exact number of shares of common stock that we will ultimately issue upon exercise of the warrants and conversion of the Series C preferred stock if anti-dilution adjustment occurs with respect to the warrants or the conversion price for the Series C preferred stock changes from the price applicable on July 23, 1999. The 8,475,042 shares of common stock covered by this prospectus represent approximately 40.7 percent of our outstanding shares as of July 23, 1999.
3. Includes 456,179 shares of common stock issuable upon conversion of 1,650 shares of Series C preferred stock, assuming a per share conversion price of $3.617, the conversion price prevailing on July 23, 1999, 164,182 shares of common stock held on June 23, 1999 following conversion of Series C preferred stock and 87,232 shares of common stock issuable upon exercise of the warrants held by Marshall Capital Management, Inc. Under the terms of the Series C preferred stock and the warrants, no holder can convert any portion of the Series C preferred stock or exercise any warrants if the conversion or exercise would increase that holder's beneficial ownership of common stock to an amount in excess of 4.99% at the time of such conversion or exercise. Marshall Capital Management, Inc. is an indirect, wholly owned subsidiary of Credit Suisse First Boston Group, which is a publicly held Swiss financial services company.
4. Includes 691,181 shares of common stock issuable upon conversion of 2500 shares of Series C preferred stock, assuming a per share conversion price of $3.617, the conversion price prevailing on July 23, 1999, 443,000 shares of common stock held on June 23, 1999 following conversion of Series C preferred stock and 87,232 shares of common stock issuable upon exercise of the warrants. Under the terms of the Series C preferred stock and the warrants, no holder can convert any portion of the Series C preferred stock or exercise any warrants if the conversion or exercise would increase that holder's beneficial ownership of common stock to in excess of 4.99% at the time of such conversion or exercise. Pursuant to a management agreement, Castle Creek Partners LLC may be deemed to beneficially own the securities held by CC Investments LDC. Castle Creek Partners LLC disclaims such beneficial ownership. John Ziegelman and Daniel Asher, as managing members of Castle Creek Partners LLC, may be deemed to be beneficial owners of these securities. Messrs. Asher and Ziegelman disclaim such beneficial ownership.

                              PLAN OF DISTRIBUTION


         The selling stockholders may sell the common stock:


         * through one or more underwriters or dealers for public offering and sale,

         *        directly to investors, or

         *        through agents.


         The selling stockholders may distribute the common stock from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:


         *        at market prices prevailing at the times of sale,


         *        at prices related to those prevailing market prices, or


         *        at negotiated prices.

We will not receive any proceeds from the sale of the common stock.

The distribution of the common stock may be effected in one or more of the following methods:

         * ordinary brokers' transactions, which may include long or short sales,

         * transactions involving cross or block trades, or otherwise on the Nasdaq National Market,


         * purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,


         * "at the market" to or through market makers or into an existing market for the common stock,

         * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

         * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise),

         *        pursuant to Rule 144 under the Securities Act, or

         * any combination of the foregoing, or by any other legally available means.


         In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock, which common stock may be resold thereafter pursuant to this prospectus. In connection with any sales, the selling stockholders and any brokers or dealers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling stockholders and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of those shares, from that purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with the resales may pay to or receive from the purchasers of those shares commissions computed as described above.

         We have advised the selling stockholders that Regulation M promulgated under the Securities Exchange Act, may apply to its sales in the market, have furnished the selling stockholders with a copy of this regulation and have informed the selling stockholders of the need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of those shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

         We are required by the Series C preferred stock financing agreements to register for resale by the selling stockholders and keep registered at least 200% of the aggregate number of shares of common stock into which the Series C preferred stock is convertible and 100% of the shares of common stock for which the warrants are exercisable. We have agreed to and are paying the costs and fees of registering the common stock. The selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

         Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

         There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.



                                  LEGAL MATTERS


         The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.



                                     EXPERTS

         The consolidated financial statements and schedule of Secure Computing Corporation appearing in Secure Computing Corporation's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by Reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                8,475,042 SHARES




                         [SECURE COMPUTING CORPORATION]



                                  COMMON STOCK



                              ---------------------


                                   PROSPECTUS


                              ---------------------




                                 AUGUST __, 1999

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and Nasdaq Stock Market Listing fees are estimates.


         Registration Statement--Securities and Exchange Commission....$ 10,143
         Accounting fees...............................................   4,500
         Legal fees....................................................  35,000
         Miscellaneous.................................................     357
         Total.........................................................$ 50,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with our officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. We believe that these agreements are necessary to attract and retain qualified persons as directors and officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

Exhibit
Number
------
     5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
    23.1  Consent of Ernst & Young LLP, independent auditors.
    23.4  Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
    24.1  Power of Attorney (contained on page II-4 hereof).

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Secure Computing Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 2nd day of August, 1999.


                                   SECURE COMPUTING CORPORATION




                                   By: /s/ Timothy McGurran
                                       -----------------------------------------
                                       Timothy McGurran, Chief Finanical Officer

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jeffrey Waxman and Timothy McGurran, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 22, 1999 by the following persons on behalf of the Registrant and in the capacities indicated.


         SIGNATURE                          TITLE                     DATE


/s/ Jeffrey Waxman              Chief Executive Officer           April 22, 1999
-----------------------------   (Principal Executive Officer)
    Jeffrey Waxman              and Chairman of the
                                Board of Directors

/s/ Timothy McGurran            Senior Vice President of          April 22, 1999
-----------------------------   Operations and Chief Financial
    (Timothy McGurran)          Officer (Principal Financial
                                and Accounting Officer)

/s/ Steven M. Puricelli         Director                          April 22, 1999
-----------------------------
    (Steven M. Puricelli)

/s/ Eric P. Rundquist           Director                          April 22, 1999
-----------------------------
    (Eric P. Rundquist)

/s/ Robert J. Frankenberg       Director                          April 22, 1999
-----------------------------
   (Robert J. Frankenberg)

/s/ Alexander Zakupowsky, Jr.   Director                          April 22, 1999
-----------------------------
   (Alexander Zakupowsky, Jr.)

                                INDEX TO EXHIBITS


Exhibit
Number
------
   5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
  23.1    Consent of Ernst & Young LLP, independent auditors.
  23.4    Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
  24.1    Power of Attorney (contained on page II-4 hereof).